Exhibit 10.6

LIFELOCK, INC.

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of September, 2012 (the “Effective Date”) by and between LIFELOCK, INC., a Delaware corporation (the “Company”), and SRINIVASAGOPALAN RAMAMURTHY (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement, dated as of May 11, 2011 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive desire to enter into this Agreement to amend, restate, and supersede the Prior Agreement; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1. Employment.

1.1 Employment and Term. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein. The Executive understands and agrees that employment with the Company and under this Agreement is “at will.” The Executive’s employment may be terminated by the Company with or without Cause (as hereinafter defined), with or without notice, and without resort to any specific disciplinary procedure or process at any time, subject to the provisions of Section 3 herein, and the Executive may resign or otherwise terminate his employment with the Company at any time, with or without any reason, and with or without notice, except as otherwise may be required by Section 3.5 of this Agreement.

1.2 Duties of the Executive. The Executive shall serve as the Chief Product Officer of the Company, shall diligently perform all services as may be reasonably assigned to him by the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer (the “CEO”) or President, and shall exercise such power and authority as may from time to time be delegated to him by the Board or the CEO or President. During his employment, the Executive shall devote his full business time, energy, and ability exclusively to the business and interests of the Company, and shall not, without the Company’s prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would in any way materially interfere with the Executive’s performance of his duties under this Agreement. In his capacity as Chief Product Officer, the Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company, subject to the policies and procedures set by the Company. It shall not be a violation of this Agreement for the Executive, and the Executive shall be permitted, to (a) serve on corporate, civic, or charitable boards or committees; provided, however, that other than any such boards or committees that the Executive serves on as of the Effective Date, the Executive shall not serve on any such boards or committees without the prior approval of the Company, which approval shall not be unreasonably withheld; (b) deliver lectures, fulfill speaking engagements, or teach at educational institutions; and (c) manage personal investments, as long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

1.3 Place of Performance. In connection with his employment by the Company, the Executive shall be based in Sunnyvale, California. The Executive hereby agrees and acknowledges that, as part of his job duties, he will be required to periodically travel to the Company’s principal executive offices in Tempe, Arizona, as well other places, each as reasonably requested by the Company.

2. Compensation.

2.1 Base Salary. The Executive shall receive a base salary at the monthly rate of $24,102.00 (the “Base Salary”), which is $289,224.00 on an annualized basis, during the term of this Agreement, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule (but not less frequently than monthly), subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the sole discretion of the Board (or any authorized committee thereof), be increased at any time or from time to time. Such Base Salary as increased shall be considered the “Base Salary.”

2.2 Incentive Compensation. In the sole discretion of the Board (or any authorized committee thereof), the Executive may be entitled to receive a target annual bonus payment of 50% of the Base Salary. Incentive compensation shall not be prorated for any year during the Executive’s employment with the Company, including any calendar year in which the Executive’s employment ends prior to December 31st of the applicable year. Any incentive compensation payable for a calendar year shall be paid to the Executive after the end of the year in accordance with the Company’s bonus plan, but in no event later than March 15th.

2.3 Stock-Based Compensation. The Executive may receive stock-based compensation awards, with the amount of such awards granted and the terms and conditions thereof, subject to Section 7.2 hereof, to be determined from time to time by and in the sole discretion of the Board (or any authorized committee thereof).

2.4 Expense Reimbursement. During the term of the Executive’s employment with the Company hereunder, upon the submission of reasonable and satisfactory supporting documentation by the Executive consistent with the expense reimbursement policy of the Company, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including, without limitation, expenses related to travel (including travel between Sunnyvale, California and the Company’s principal executive offices in Tempe, Arizona) and entertainment and any required professional dues and fees. Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provision of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.5 Welfare Benefit Plans. During the term of the Executive’s employment with the Company hereunder, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under those welfare benefit plans, practices, policies, and programs provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life, group life, accidental death, and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies, and programs in effect at any time hereafter with respect to other key executives of the Company.

2.6 Vacation. During the term of the Executive’s employment with the Company hereunder, the Executive shall be entitled to vacation benefits in accordance with the Company’s policies and practices for paid vacation applicable to its employees.

3. Termination.

3.1 Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement and the Executive’s employment hereunder may be terminated by the Company for Cause. As used in this Agreement, “Cause” shall mean (a) an act or acts of personal dishonesty, fraud, or embezzlement by the Executive; (b) violation by the Executive of the Executive’s obligations under this Agreement or the Proprietary Rights Agreement (as hereinafter defined) which are demonstrably willful and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (c) any willful or deliberate refusal to follow the requests or instructions of the Board or the CEO or President and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or (d) the conviction of the Executive for any criminal act that is a felony or that is a crime involving acts of personal dishonesty causing material harm to the standing and reputation of the Company. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 3.1, the Executive shall be entitled to be paid his Base Salary through the date of termination within ten days after such termination (or on such earlier date as may be required by applicable law) and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination and any rights the Executive and/or the Executive’s family may have under the terms of the welfare benefit plans described in Section 2.5).

3.2 Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Executive, shall at all times have the right to terminate this Agreement and the Executive’s employment hereunder if the Executive shall, as the result of mental or physical incapacity, illness, or disability, fail to perform his duties and responsibilities provided for herein for a period of more than 90 consecutive days in any 12-month period. Upon any termination pursuant to this Section 3.2, the Executive shall be entitled to be paid his Base Salary through the date of termination within ten days after such termination (or on such earlier date as may be required by applicable law) and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination and any rights the Executive and/or the Executive’s family may have under the terms of the welfare benefit plans described in Section 2.5).

3.3 Death. In the event of the death of the Executive during the term of his employment hereunder, the Company shall pay to the estate of the deceased Executive an amount equal to any unpaid amounts of his Base Salary through the date of his death within ten days after his death (or on such earlier date as may be required by applicable law) and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death and any rights the Executive and/or the Executive’s family may have under the terms of the welfare benefit plans described in Section 2.5).

3.4 Termination Without Cause. At any time the Company shall have the right to terminate this Agreement and the Executive’s employment hereunder without Cause by written notice to the Executive; provided, however, that the Company shall (a) pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice within ten days after such termination (or on such earlier date as may be required by applicable law), and (b) subject to the execution by the Executive of a release agreement containing standard terms in the form generally used by the Company, pay to the Executive, in monthly installments consistent with the Company’s normal payroll schedule during the 12-month period following termination, subject to applicable withholding and other taxes, an amount equal to 12 months of the Executive’s Base Salary at the time of termination, plus an amount equal to the COBRA premiums necessary to permit the Executive to continue group insurance coverage under the Company’s plans for a period of 12 months. The Company shall be deemed to have terminated the Executive’s employment pursuant to this Section 3.4 if such employment is terminated by the Company without Cause. The Company also shall reimburse the Executive’s reasonable business expenses incurred prior to the date of termination pursuant to this Section 3.4. Payments under subparagraph (b) above shall be treated as a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii), are subject to required tax and other withholdings, and shall be conditioned upon the Executive’s execution of a general release of claims that becomes irrevocable within 60 days of the Executive’s termination date. Any payments due to the Executive under subparagraph (b) above shall be forfeited if the Executive fails to execute a general release of claims that becomes irrevocable within 60 days after the Executive’s termination date. If the foregoing release is executed and delivered and no longer subject to revocation within 60 days after the termination date, then the following shall apply:

(i) To the extent any payments due to the Executive under subparagraph (b) above are not “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.

(ii) To the extent any payments due to the Executive under subparagraph (b) above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the 60th day following the termination date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.

3.5 Termination by the Executive as a Result of a Constructive Termination. This Agreement and the Executive’s employment hereunder may be terminated at any time by the Executive as a result of a Constructive Termination (as hereinafter defined), upon written notice to the Company. In such event, the Executive’s termination shall be treated as if the Executive’s employment had been terminated by the Company without Cause pursuant to Section 3.4. For purposes of this Agreement, “Constructive Termination” shall mean: (a) the Company’s material breach of any of the material terms and conditions required to be complied with by the Company pursuant to this Agreement; (b) a material diminution in the Executive’s title, duties, or responsibilities by the Board or the CEO or President to a level below the Executive’s titles, duties, or responsibilities in effect immediately prior to such change (provided, however that if following an acquisition of the Company and conversion of the Company into a subsidiary, division, or unit of the acquirer, whether or not such subsidiary, division, or unit is itself publicly traded, the Executive is the Chief Product Officer of such subsidiary, division, or unit of the acquirer, then the consummation of such acquisition and conversion will not by itself be deemed a material diminution in the Executive’s title, duties, or responsibilities for purposes of this subsection); or (c) a relocation by the Company of the Executive’s principal work site to a facility or location more than 50 miles from the place of performance specified in Section 1.3 of this Agreement; provided, however, that with respect to (a), (b), and (c) above, the Executive shall first be required to provide the Company written notice of any such event which the Executive contends constitutes a Constructive Termination within 90 days of the first occurrence of such alleged event and/or breach, and thereafter provide the Company a reasonable opportunity (not to exceed 30 days) to cure such event and/or breach and provided further that the Executive’s employment shall terminate no later than the date that is 90 days following the end of the cure period described above.

3.6 Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A, solely to the extent required to avoid the imposition of additional taxes on the Executive under Section 409A, the Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by the Executive’s termination of employment (whether such payments or benefits are provided to the Executive under this Agreement or under any other plan, program, or arrangement of the Company), until (and any portion or installments of any payments or benefits suspended hereby shall be paid in a lump sum on) the earlier of (a) the date which is the first business day following the six-month anniversary of the Executive’s “separation from service” (within the meaning of Section 409A) for any reason other than death, or (b) the Executive’s date of death, and such payments or benefits that, if not for the six-month delay described herein, would be due and payable prior to such date shall be made or provided to the Executive on such date. The Company shall make the determination as to whether the Executive is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A and, at the time of the Executive’s “separation of service” will notify the Executive whether or not he is a “specified employee.” In the event the Executive becomes subject to taxes or penalties arising under Section 409A solely because of the Company’s decision to implement the six month delay set forth above, the Company shall indemnify the Executive for all such Section 409A taxes and penalties actually paid by the Executive.

3.7 Potential Section 280G Reductions.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a “Payment”)) would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on the Executive (the “Net After-Tax Amount”), that the Executive would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b) Subject to the provisions of this Section 3.7(b), all determinations required to be made under this Section 3.7, including the Net After-Tax Amount, the Reduction Amount,

and the Payment that is to be reduced pursuant to Section 3.7(a), and the assumptions to be utilized in arriving at such determinations, shall be made by Ernst & Young LLP (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm’s decision as to which Payments are to be reduced shall be made (i) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) first, only from Payments that are required to be made in cash and then, if and only to the extent consented to by the Executive, by not vesting stock options; (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A, until those payments have been reduced to zero; and (iv) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

4. Proprietary Rights and Restrictive Covenant Agreement. The Executive hereby reaffirms, acknowledges, and agrees that he is subject to the terms and conditions set forth in that certain Proprietary Rights and Restrictive Covenant Agreement, dated as of January 11, 2010, by and between the Company and Executive (the “Proprietary Rights Agreement”).

5. Dispute Resolution. If the parties should have a dispute arising out of or relating to this Agreement, the parties’ respective rights and duties hereunder, or any aspect of the Executive’s employment with the Company, then the parties will resolve such dispute in the manner set forth in this Section 5. For purposes of this Section 5, references to the “Company” include all parent, subsidiary, or related entities and their executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them, and this Agreement shall apply to them to the extent the Executive’s claims arise out of or relate to their actions on behalf of the Company.

5.1 Mediation. Either party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 5. During the 30-day period following the delivery of such notice, appropriate representatives of the parties will meet and seek to resolve the disputed issue through mediation. The parties shall select a mediator mutually acceptable to both parties. The Company shall pay the mediator’s fee in connection with any mediation conducted in accordance with this Section 5.1.

5.2 Arbitration. If representatives of the parties are unable to resolve the disputed issue through mediation, then within 10 days after the period described in Section 5.1 above, the parties will refer the issue to arbitration. The arbitration shall be conducted in Phoenix, Arizona by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the state of Arizona, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. All expenses of arbitration shall be split equally by the Company and the Executive unless applicable law requires otherwise with respect to the payment of arbitration expenses.

5.3 Adjudication. Either party is entitled to seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party and such claims shall not be subject to the dispute resolution procedures set forth in this Section 5. The interim or provisional relief is to remain in effect until the arbitration award is rendered or the controversy is otherwise resolved. By doing so, the party does not waive any right or remedy under this Agreement. The parties are entitled to seek judgment on the award in any court having jurisdiction thereof.

6. Representations and Warranties of the Executive. The Executive represents and warrants to the Company that he has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered under it, including, without limitation, any restrictive covenants previously entered into between the Executive and any other entity, which would prevent the Executive from performing the duties required of him as Chief Product Officer for the Company. The Executive further understands, acknowledges, and agrees that (a) the Executive’s performance under this Agreement will not require the Executive to breach any obligation to keep in confidence proprietary information, knowledge, or data acquired by the Executive from any third party; (b) the Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information, knowledge, or data, or any material non-public information as that term is defined and interpreted under U.S. securities laws, belonging to any third party; and (c) the Executive certifies that, during the Executive’s employment with the Company, the Executive will not use any records, reports, notes, compilations, sketches, analyses, specifications, or other documents or any materials, tools, equipment, and other tangible and intangible property belonging to any third party.

7. Equity Acceleration.

7.1 Amendment to Stock Option Agreements. Section 10 of each of (a) that certain Non-Qualified Stock Option Agreement, dated as of March 10, 2010, by and between the Company and Executive, and (b) that certain Non-Qualified Stock Option Agreement, dated as of March 29, 2012, by and between the Company and the Executive, shall be amended and restated in its entirety to read as follows:

10. Acceleration of Exercisability of Option. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the forfeiture provision contained in the last sentence of Section 3 hereof, in the event that (a) there is a “Change in Control” (as defined in Section 9 of the Plan) that occurs prior to the termination of the Option pursuant to Section 6 hereof, and (b) during the period beginning 2 months prior to such Change in Control and ending 12 months following such Change in Control, either (x) the Company terminates the Optionee’s employment without Cause, or (y) the Optionee terminates his employment due to a “Constructive Termination” (as defined in that certain Second Amended and Restated Employment Agreement, dated as of September 14, 2012, by and between the Company and the Optionee, or in any superseding employment, consulting, or other agreement for the performance of services between the Company and the Optionee), then the Option shall be accelerated so that 100% of the number of Shares subject to the Option not already vested pursuant to Section 3 hereof as of the date of such termination shall become vested and immediately exercisable.

7.2 Future Equity Awards. All future equity awards subject to time-based vesting (including those equity awards that have performance criteria that have been satisfied) made by the Company to the Executive shall contain a provision for the acceleration of vesting substantially similar to the acceleration of vesting provision set forth in Section 10 of the stock option agreements between the Company and the Executive referenced in Section 7.1.

8. Miscellaneous.

8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona, excluding that body of law relating to conflict of laws. In any action between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Arizona.

8.2 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	LifeLock, Inc.
Attn: Chief Executive Officer
60 East Rio Salado Parkway
Suite 400
Tempe, Arizona 85281

with a copy to:	Greenberg Traurig
Attn: Robert S. Kant, Esq.
2375 East Camelback Road
Suite 700
Phoenix, Arizona 85016

If to the Executive:	Srinivasagopalan Ramamurthy
at Executive’s most current home address on file

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

8.3 Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8.4 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

8.5 Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

8.6 Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other party damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

8.7 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s), and/or legal representative) any rights or remedies under or by reason of this Agreement.

8.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

8.9 Entire Agreement. This Agreement amends, restates, and supersedes in its entirety the provisions of the Prior Agreement; provided, however, that nothing herein shall adversely effect the compensation, stock awards, and other benefits heretofore paid, granted, or otherwise provided by the Company to the Executive prior to the date hereof. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties hereto.

8.10 Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

8.11 Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

8.12 Section 409A. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this subsection and the paragraph above entitled “Specified Employee,” with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment, and (b) to the extent practicable, to avoid the imposition of any tax, interest, or other penalties under Section 409A upon

Executive or the Company. Any payments described herein that are payable upon a termination of employment will only be paid if such termination constitutes a “separation for service” within the meaning of Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Employment Agreement as of the date first above written.

THE COMPANY:

LIFELOCK, INC.

By:	/s/ Todd Davis
Todd Davis, Chairman and Chief Executive Officer

THE EXECUTIVE:

/s/ Srinivasagopalan Ramamurthy
SRINIVASAGOPALAN RAMAMURTHY

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT - SRINIVASAGOPALAN RAMAMURTHY